                                   UNITED STATES

                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                    SCHEDULE 13G


                     Under the Securities Exchange Act of 1934

                              (Amendment No. ___________)


                                   CANDIE'S INC.
         ------------------------------------------------------------
                                  (Name of Issuer)


                           Common Stock $0.001 Par Value
         ------------------------------------------------------------
                        (Title of Class of Securities)


                                  137409 10 8
         ------------------------------------------------------------
                                (CUSIP Number)


                                March 31, 1999
         ------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)
     /X/  Rule 13d-1(c)
     / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 137409 10 8                 13G                     Page 2 of 6 Pages

   1     NAMES OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              Michael Caruso

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)  ___
                                                      (b)  ___

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION
              U.S.A.

   NUMBER OF       5     SOLE VOTING POWER
    SHARES
  BENEFICIALLY               1,886,597
 OWNED BY EACH
   REPORTING
  PERSON WITH
                   6     SHARED VOTING POWER

                                -0-

                   7     SOLE DISPOSITIVE POWER

                             1,886,597

                   8     SHARED DISPOSITIVE POWER

                                -0-

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,886,597

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.6%

  12     TYPE OF REPORTING PERSON*

              IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 137409 10 8                 13G                     Page 3 of 6 Pages

   1     NAMES OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              Claudio Trust Dated February 2, 1990

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                 (a)  ___
                                                 (b)  ___

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION
              U.S.A.

   NUMBER OF       5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY               1,886,597
 OWNED BY EACH
   REPORTING
  PERSON WITH
                   6     SHARED VOTING POWER

                               -0-
                   7     SOLE DISPOSITIVE POWER

                             1,886,597

                   8     SHARED DISPOSITIVE POWER

                               -0-

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,886,597

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.6%

  12     TYPE OF REPORTING PERSON*

              OO

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                                Page 4 of 6

Item 1(a) Name of Issuer:

     Candie's, Inc.
     IRS No. 11-2481930

Item 1(b) Address of Issuer's Principal Executive Offices:

     2975 Westchester Avenue, Purchase, New York  10577

Item 2(a) Name of Person Filing:

     Michael Caruso
          and
     Claudio Trust Dated February 2, 1990

Item 2(b) Address of Principal Business Office or, if none,
     Residence:

     2925 Mountain Maple Lane, Jackson, Wyoming  83001

Item 2(c) Citizenship:

     U.S.A.

Item 2(d) Title of Class of Securities:

     Common Stock $0.001 par value

Item 2(e) CUSIP Number:

     137409 10 8

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:


(a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)
(c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
        (15 U.S.C. 78c)
(d) [ ] Investment Company registered under section 8 of the Investment
        Company Act of 1940 (15 U.S.C. 80a-8)
(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with
        Section 240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with
        Section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal
        Deposit Insurance Act (12 U.S.C. 1813)
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Section 240.13d-1(c), check this box. [X]

Item 4.  Ownership.

The following information concerns the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          1,886,597 shares

All shares are held of record by the Claudio Trust dated February 2, 1990, a revocable trust of which Michael Caruso is the trustee.

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                                                                Page 5 of 6

(b)  Percent of Class:

          10.6%

     (c)  Number of shares as to which such person has:
          (i)    sole power to vote or to direct the vote   1,886,597
          (ii)   shared power to vote or to direct the vote   -0-
          (iii)  sole power to dispose or to direct the disposition of 1,886,597
          (iv)   shared power to dispose or to direct the disposition of  -0-

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                Page 6 of 6

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 6, 1999
-------------------
Date


Michael Caruso, individually


By:  /s/ Mark R. Levy
   --------------------------------
   Mark R. Levy, Attorney-in-Fact



Michael Caruso, as Trustee of the Claudio
Trust Dated February 2, 1990


By:  /s/ Mark R. Levy
   --------------------------------
   Mark R. Levy, Attorney-in-Fact

                                 POWER OF ATTORNEY

     Know all by these presents, that each of the undersigned hereby constitutes and appoints Mark R. Levy and Stephen R. Duerr, and each of them, as each of the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned (i) Forms 3, 4 and 5 under Section 16(a) of the Securities Exchange Act of 1934 (the "Act") and the rules promulgated thereunder, relating to the undersigned's being a beneficial shareholder of Candie's, Inc. (the "Company"), and
          (ii) originals of and amendments to Schedules 13D and 13G under Regulation 13D-G of the Act and the rules promulgated thereunder (collectively, the "Securities Filings");


     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute and such Securities Filings and file such forms with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with the Act.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any of the Securities Filings with respect to securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

     IN WITNESS WHEREOF, the each of the undersigned has caused this Power of Attorney to be executed as of this 25th day of March, 1999.


                                       MICHAEL CARUSO


                                       /s/ Michael Caruso
                                       -------------------------------
                                       Signature

                                       CLAUDIO TRUST DATED FEBRUARY 2, 1990

                                       By: /s/ Michael Caruso
                                          ----------------------------
                                          Michael Caruso, Trustee